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                                                                         EX99.A1
                           CERTIFICATE OF SECRETARY

     I, Robert J. Hasling, hereby certify that I am the Secretary of the Minnesota Mutual Life Insurance Company, Saint Paul, Minnesota; that I have charge, custody and control of the record books and corporate seal of said Company; and that the attached is a true and correct copy of a resolution adopted by The Board of Trustees of said Company at a meeting held August 8, 1994, at which meeting a quorum was present and acting throughout.

     RESOLUTION ADOPTED BY THE MINNESOTA MUTUAL LIFE INSURANCE
     COMPANY BOARD OF TRUSTEES AT ITS MEETING OF AUGUST 8, 1994

                         RESOLUTION - SEPARATE ACCOUNT

     "RESOLVED, that The Minnesota Mutual Life Insurance Company hereby establishes a separate account which shall be known as "Minnesota Mutual Variable Universal Life Account" (hereinafter "Variable Universal Life Account"), or such other name as the Chief Executive Officer of the Company shall designate, in accordance with subdivision 1 of section 61A.14 of Minnesota Statutes, as amended, for the purpose of issuing group and individual life insurance policies on a variable basis;

     FURTHER RESOLVED, that MIMLIC Sales Corporation will be the principal underwriter of the variable life insurance policies funded through the Variable Universal Life Account, and the variable life insurance contracts will be sold by licensed life insurance agents who are registered representatives of The Minnesota Mutual Life Insurance Company and MIMLIC Sales or other broker-dealers who have entered into selling agreements with MIMLIC Sales;

     FURTHER RESOLVED, that such separate account is to be registered as a unit investment trust pursuant to the provisions of the Investment Company Act of 1940, as amended, and that application be made for such exemptions from that Act as may be necessary or desirable;

     FURTHER RESOLVED, that there be prepared and filed with the Securities and Exchange Commission in accordance with the provisions of the Securities Act of 1933, as amended, such registration statements and any amendments thereto, relating to such policies on a variable basis as may be offered to the public;

     FURTHER RESOLVED, that the Chief Executive Officer of the Company or such officer or officers as he may designate be, and they hereby are, authorized to seek such exemptive or other relief as may be necessary or appropriate in connection with the Variable Universal Life Account or the offered policies; and

     FURTHER RESOLVED, that the Chief Executive Officer of the Company or such officer or officers as he may designate be, and they hereby are authorized and directed to take such further action as may in their judgment be necessary or desirable to implement the foregoing resolutions."
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     I hereby certify that the attached resolution has not be modified, amended or rescinded, and continues in full force and effect.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed the corporate seal of The Minnesota Mutual Life Insurance Company this 7th day of September 1994.


                                            /s/ Robert J. Hasling
                                        ----------------------------
                                            Robert J. Hasling
(Seal)                                      Vice President, General Counsel and
                                            Secretary